EXHIBIT 10.24

S1 CORPORATION	Headquarters 3500 Lenox Road, Suite 200 Atlanta, Georgia 30326 U.S.A.
T +1 (404) 923—3500     F +1 (404) 923-6727     TOLL FREE +1 (888) 457-2237
May 23, 2006
Jaime W. Ellertson
5324 Long Island Drive
Atlanta, GA 30327
     Re: Your separation from S1 Corporation
Dear Jaime:
As you are aware, S1 Corporation (the “Company”)1 terminated the employment relationship with you effective July 24, 2005 (the “Separation Date”). Consistent with the practice of the Company with respect to exiting executives, and as contemplated by your employment agreement dated April 27, 2001, this letter agreement (the “Agreement”) sets forth the terms under which your employment with the Company has ended. We desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:
A. Separation Terms
1. Separation Benefits. Provided that You satisfy the conditions of this Agreement and do not revoke this Agreement, the Company will:
(a)	Separation Payment. Make payments to You (the “Separation Payments”) in the aggregate amount of One Million Two Hundred Thousand ($1,200,000.00) dollars. The initial payment will be in the amount of $507,692.31 and will be due upon the expiration of the Revocation Period described in section A.3 (vi) of this Agreement. The remaining balance of $692,307.69 will be payable in equal twice monthly installments over the 60 week period commencing on the first regular payroll following the expiration of the Revocation Period;

[1]	The term “Company” includes the company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

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(b)	Average Annual Bonus Payment. Pay to You $233,687.00 (the “Average Annual Bonus Payment”) for each of two years. The Average Annual Bonus Payment will be paid as a lump sum for each of two years (a) in the case of the first payment, 8 days after the expiration of the revocation period, and (b) in the case of the second payment, March 15, 2007.

(c)	Reimbursement of COBRA Premiums, Life Insurance Cost and Long Term Disability Cost. Reimburse Your COBRA premium under the Company’s major medical group health and dental and vision plans and the cost of long term disability coverage comparable to that which you had under the Company’s long term disability benefit on a monthly basis, for a period of twenty-four (24) months after the Separation Date. Reimburse You for the cost of conversion of the S1 group term Life Insurance policy to an individual policy. Reimbursement of amounts under this paragraph will be made within 30 days of receipt of your proof of payment by You of the premiums for such coverage.

(d)	Accelerated Vesting. Accelerate two years of vesting of Your option to acquire shares of the Company’s common stock (the “Option”) granted to You pursuant to those certain S1 Corporation 2003 Stock Incentive Plan Option Agreements dated as of August 11, 2003 and April 11, 2004 by and between the Company and You (the “Option Agreements”), incorporated by reference, so that as of the Separation Date you may acquire a cumulative amount of up to 392,277 shares of the Company’s common stock. Except as provided in this provision, the Options will continue to be governed by the Option Agreement.

(e)	Unemployment Compensation. Not contest Your claim for unemployment compensation; and

(f)	References. Provide a reference letter in the form attached as Exhibit A in response to a written reference request authorized by You. You must direct all reference requests to VP, Human Resources, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or his successor. In response to inquiries concerning Your employment, the Company will disclose Your dates of employment and job titles.
All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed in sub-paragraphs (a) — (f) above shall terminate immediately upon any breach by You of this Agreement.
2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising

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out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law, including without limitation any employment agreement or arrangement with the company; provided, subject to the representation by You that as of the date of Your execution of this Agreement, You are unaware of any claim as a shareholder of the Company based on any acts or omissions of the Company, the foregoing release shall not apply to any claims which You may have in your capacity as a shareholder of the Company based on any acts or omissions which occurred following your resignation as a director of the Company. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness. Nothing in this Section constitutes a waiver of any right to indemnification which You may have as a result of serving as an officer and director of the Company, whether arising under the General Corporation Law of Delaware, the Company’s bylaws or under any other law or Your employment agreement dated April 27, 2001.
3. OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the “Waiver”). You understand and agree that:
(i)	this Agreement is written in a manner that You understand;

(ii)	You do not release or waive rights or claims that may arise after You sign this Agreement;

(iii)	You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

(iv)	You have been advised to consult with an attorney before signing this Agreement;

(v)	You have 45 days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period;

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(vi)	You have 7 days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the Chief Legal Officer, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or his successor, within the Revocation Period;

(vii)	this Waiver will not become effective or enforceable until the Revocation Period has expired; and
B. Your Ongoing Obligations
1. Return of Company Property. You certify, by your signature below, that You have returned to the Company all of the Company’s property, including, but not limited to, keys, pass cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company, provided that You will be entitled to retain the laptop computer previously provided to You by the Company. You further certify that you have not retained any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company’s consent.
2. Non-Disparagement. You have not and will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company or its officers, directors or employees.
3. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.
4. Exercise of Vested Options. Exclusive of the accelerated options described in Section A (1) (e), as of the Separation Date You were vested in a non-qualified option to purchase 1,647,250 shares of the common stock of the Company (the “Options”).
5. Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors, but only to the extent disclosure is necessary to obtain legal or professional services from such persons; (iii) the Internal Revenue Service, the Social Security Administration, or the Georgia state and local taxing authorities, but only when disclosure is necessary to produce a document for tax and/or Social Security reasons and upon the request of the governmental agency; or (iv) a government agency or court of competent jurisdiction pursuant to a legally enforceable subpoena. If You are

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contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Human Resources Director by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement to any person or entity described in sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity of this confidentiality provision. You shall also instruct such person or entity to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
C. General Provisions
1. No Admission of Liability. This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.
2. Attorneys’ Fees. In the event of litigation relating to this Agreement other than a challenge to the OWBPA/ADEA Waiver set forth in Section A(3) above, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
3. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
4. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
5. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
6. Entire Agreement. This Agreement and the Confidentiality, Non-Disclosure and Non-Competition Agreement executed by You on November 24, 2000 (the “Prior Agreement”) (collectively, the “Agreements”) constitute the entire agreement between the Parties. The Prior Agreement is incorporated by reference, and any post-termination obligations contained in the Prior Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that the post-termination obligations contained in the Prior Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment, including

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without limitation Your employment agreement dated April 27, 2001. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
7. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
8. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before July 10, 2006.

Sincerely,

Richard Dobb
Chief Legal Officer

I acknowledge the validity of this 7 page Agreement, including the attached Exhibits, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

Jaime Ellertson	Date

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EXHIBIT A

     Re: Jaime Ellertson
Dear                                         :
     This letter is written in response to your request for references.

Date of Employment:	November 27, 2000 through July 24, 2005

Position:	Chief Executive Officer
     It is the Company’s policy not to disclose any additional information.

Sincerely yours,

Human Resources Director

[Employee Initials] MIADOCS 883949 2

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